                                                                 Exhibit m(1)(a)

                           SECOND AMENDED AND RESTATED
                            MASTER DISTRIBUTION PLAN
                                       OF
                              AIM TAX-EXEMPT FUNDS

              (CLASS A SHARES, CLASS A3 SHARES AND CLASS C SHARES)

      SECTION 1. AIM Tax-Exempt Funds (the "Fund") on behalf of the series of shares set forth in Schedule A to this plan (the "Portfolios"), may act as a distributor of the shares, other than the Class B shares, of such Portfolios (hereinafter referred to as "Class A and Class C Shares") of which the Fund is the issuer, pursuant to Rule 12b-1 under the Investment Company Act of 1940 (the "1940 Act"), according to the terms of this Distribution Plan (the "Plan").

      SECTION 2. The Fund may incur as a distributor of the Class A and Class C Shares, expenses at the annual rates set forth on Schedule A hereto of the average daily net assets of the Fund attributable to the Class A, Class A3 and Class C Shares, subject to any applicable limitations imposed from time to time by applicable rules of the National Association of Securities Dealers, Inc.

      SECTION 3. Amounts set forth in Section 2 may be used to finance any activity which is primarily intended to result in the sale of the Class A, Class A3 and Class C Shares, including, but not limited to, expenses of organizing and conducting sales seminars, advertising programs, finders fees, printing of prospectuses and statements of additional information (and supplements thereto) and reports for other than existing shareholders, preparation and distribution of advertising material and sales literature, overhead, supplemental payments to dealers and other institutions as asset-based sales charges. Amounts set forth in Section 2 may also be used to finance payments of service fees under a shareholder service arrangement to be established by A I M Distributors, Inc. ("Distributors") as the Fund's distributor in accordance with Section 4, and the costs of administering the Plan. To the extent that amounts paid hereunder are not used specifically to reimburse Distributors for any such expense, such amounts may be treated as compensation for Distributors' distribution-related services. All amounts expended pursuant to the Plan shall be paid to Distributors and are the legal obligation of the Fund and not of Distributors. That portion of the amounts paid under the Plan that is not paid to, or paid or advanced by Distributors to dealers or other institutions, for providing personal continuing shareholder service as a service fee pursuant to Section 4 shall be deemed an asset-based sales charge. No provision of this Plan shall be interpreted to prohibit any payments by the Fund during periods when the Fund has suspended or otherwise limited sales.

      SECTION 4.

                  (a) Amounts expended by the Fund under the Plan shall be used in part for the implementation by Distributors of shareholder service arrangements with respect to the Class A, Class A3 and Class C Shares. The maximum service fee paid to any service provider shall be twenty-five one-hundredths of one percent (0.25%) per annum of the average daily net assets of the Fund attributable to the Class A, Class A3 and Class C Shares owned by the customers of such service provider.

                  (b) Pursuant to this program, Distributors may enter into
            agreements substantially in the form attached hereto as Exhibit A ("Service Agreements") with such broker-dealers ("Dealers") as may be selected from time to time by Distributors for the provision of distribution-related personal shareholder services in connection with the sale of Class A, Class A3 and Class C Shares to the Dealers' clients and customers ("Customers") who may from time to time directly or beneficially own Class A , Class A3 and Class C Shares. The distribution-related personal continuing shareholder services to be rendered by Dealers under the Service Agreements may include, but shall not be limited to, the following: (i) distributing sales literature; (ii) answering routine Customer inquiries concerning the Fund and the Class A, Class A3 and Class C Shares; (iii) assisting Customers in changing dividend options, account designations and addresses, and in enrolling into any of several retirement plans offered in connection with the purchase of Class A, Class A3 and Class C Shares; (iv) assisting in the establishment and maintenance of customer accounts and records, and in the processing of purchase and redemption transactions; (v) investing dividends and capital gains distributions automatically in Class A, Class A3 and Class C Shares; and (vi) providing such other information and services as the Fund or the Customer may reasonably request.

                  (c) Distributors may also enter into Bank Shareholder Service
            Agreements substantially in the form attached hereto as Exhibit B ("Bank Agreements") with selected banks acting in an agency capacity for their customers ("Banks"). Banks acting in such capacity will provide some or all of the shareholder services to their customers as set forth in the Bank Agreements from time to time.

                  (d) Distributors may also enter into Shareholder Service
            Agreements substantially in the form attached hereto as Exhibit C ("Bank Trust Department Agreements and Brokers for Bank Trust Department Agreements") with selected bank trust departments and brokers for bank trust departments. Such bank trust departments and brokers for bank trust departments will provide some or all of the shareholder services to their customers as set forth in the Bank Trust Department Agreements and Brokers for Bank Trust Department Agreements from time to time.

                  (e) Distributors, as agent of the Portfolios, may also enter into a Shareholder Service Agreement substantially in the form attached hereto as Exhibit D ("Agreement") with Distributors, acting as principal. Distributors, acting as principal will provide some or all of the shareholder services to Portfolio shareholders for which Distributors is the broker of record, as set forth in such Agreement.

      SECTION 5. Any amendment to this Plan that requires the approval of the shareholders of a Class pursuant to Rule 12b-1 under the 1940 Act shall become effective as to such Class upon the approval of such amendment by a "majority of the outstanding voting securities" (as defined in the 1940 Act) of such Class, provided that the Board of Trustees of the Fund has approved such amendment in accordance with the provisions of Section 6 of this Plan.

      SECTION 6. This Plan, any amendment to this Plan and any agreements related to this Plan shall become effective immediately upon the receipt by the Fund of both (a) the affirmative vote of a majority of the Board of Trustees of the Fund, and (b) the affirmative vote of a majority of those trustees of the Fund who are not "interested persons" of the Fund (as defined in the 1940 Act) and have no direct or indirect financial interest in the operation of this Plan or any agreements related to it (the "Dis-interested Trustees"), cast in person at a meeting called for the purpose of voting on this Plan or such agreements. Notwithstanding the foregoing, no such amendment that requires the approval of the shareholders of a Class of a Fund shall become effective as to such Class until such amendment has been approved by the shareholders of such Class in accordance with the provisions of Section 5 of this Plan.

      SECTION 7. Unless sooner terminated pursuant to Section 9, this Plan shall continue in effect until June 30, 2003 and thereafter shall continue in effect so long as such continuance is specifically approved, at least annually, in the manner provided for approval of this Plan in Section 6.

      SECTION 8. Distributors shall provide to the Fund's Board of Trustees and the Board of Trustees shall review, at least quarterly, a written report of the amounts so expended and the purposes for which such expenditures were made.

      SECTION 9. This Plan may be terminated, with respect to the Class A, Class A3 and Class C Shares of each Portfolio, at any time by vote of a majority of the Dis-interested Trustees, or by vote of a majority of the outstanding voting securities of the Class A, Class A3 and Class C Shares of such Portfolios. If this Plan is terminated, the obligation of the Fund to make payments pursuant to this Plan will also cease and the Fund will not be required to make any payments beyond the termination date even with respect to expenses incurred prior to the termination date.

      SECTION 10. Any agreement related to this Plan shall be made in writing, and shall provide:

                  (a) that such agreement may be terminated at any time, without payment of any penalty, by vote of a majority of the Dis-interested Trustees or by a vote of the outstanding voting securities of the Class A, Class A3 and Class C Shares of each Portfolio, on not more than sixty (60) days' written notice to any other party to the agreement; and

                  (b) that such agreement shall terminate automatically in the event of its assignment.

      SECTION 11. This Plan may not be amended to increase materially the amount of distribution expenses provided for in Section 2 hereof unless such amendment is approved in the manner provided in Section 5 hereof, and no material amendment to the Plan shall be made unless approved in the manner provided for in Section 6 hereof.

                                              AIM TAX-EXEMPT FUNDS

                                              (on behalf of its Class A, Class
                                              A3 Shares and Class C Shares)


Attest:  /s/ Lisa M.                          By:  /s/ Robert H. Graham
        ---------------------------------         ------------------------------
        Assistant Secretary                       President

Effective as of June 1, 2000.

Amended and restated for all Portfolios as of July 1, 2000.

Amended and restated for all Portfolios as of October 31, 2002.

                                   SCHEDULE A
                                       TO
                          SECOND AMENDED AND RESTATED
                            MASTER DISTRIBUTION PLAN
                                       OF
                              AIM TAX-EXEMPT FUNDS
              (CLASS A SHARES, CLASS A3 SHARES AND CLASS C SHARES)

                               (DISTRIBUTION FEE)

                                                       MINIMUM
                                                       ASSET
PORTFOLIO                                               BASED             MAXIMUM           MAXIMUM
                                                        SALES             SERVICE          AGGREGATE
CLASS A SHARES                                         CHARGE               FEE               FEE
--------------                                         ------               ---               ---
AIM Tax-Exempt Cash Fund                                0.00%              0.25%             0.25%
AIM Tax-Free Intermediate Fund                          0.00%              0.00%             0.00%
AIM High Income Municipal Fund                          0.00%              0.25%             0.25%


                                                       MINIMUM
                                                        ASSET
                                                        BASED             MAXIMUM           MAXIMUM
                                                        SALES             SERVICE          AGGREGATE
CLASS A3 SHARES                                        CHARGE               FEE               FEE
---------------                                        ------               ---               ---
AIM Tax-Free Intermediate Fund                          0.10%              0.25%             0.35%


                                                       MAXIMUM
                                                        ASSET
                                                        BASED              MAXIMUM          MAXIMUM
                                                        SALES             SERVICE          AGGREGATE
CLASS C SHARES                                         CHARGE               FEE               FEE
--------------                                         ------               ---               ---
AIM High Income Municipal Fund                          0.75%              0.25%             1.00%


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